Exhibit 10.34

SUBORDINATED PROMISSORY NOTE

$1,250,000

Dated: August

22 , 2025

Maturity Date: February 22         , 2028

FOR VALUE RECEIVED, the undersigned, CS Purchase Holdings LLC, a Delaware limited liability company (the “Maker”), hereby promises to pay to the order of D22L, Inc., a North Carolina corporation (the “Holder”) at 1438 Third Avenue, Apt. 23B, New York, NY 10028, or such other place as the Holder or any Permitted Transferee may specify in writing, the principal sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000), together with interest and other fees, charges, costs and expenses as set forth below.

1.          PURCHASE AGREEMENT. This Subordinated Promissory Note (this “Note”) is the Seller Note referenced and described in Section 2.4.1(a) of that certain Membership Interest Purchase Agreement, dated as of even date herewith, by and among the Maker, the Holder and the other persons party thereto (as amended, the “Purchase Agreement”). All capitalized terms not defined in this Note but defined in the Purchase Agreement shall have the meanings given to such terms in the Purchase Agreement.

2.	INTEREST RATE.

a.    The unpaid principal balance outstanding, from time to time, under this Note shall accrue interest at a per annum rate equal to SOFR (as hereinafter defined) plus 1.25% from the date hereof until all of the principal shall be paid in full. For purposes of this Note, the term “SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

b.    Interest per annum shall be calculated on the basis of actual number of days elapsed. Interest shall accrue on each day or part thereof that any principal is outstanding, including non-Business Days.

c.    In all events, the maximum amount of interest payable under this Note shall not exceed the maximum amount of interest allowed under applicable usury or other similar Legal Requirements affecting maximum allowable interest chargeable.

3.           PAYMENT OF PRINCIPAL AND INTEREST. Subject to the provisions of the Subordination Agreement and the provisions of Sections 6 and 7 below, principal and interest under this Note shall be payable as follows:

a.    Interest on the unpaid principal balance of this Note shall be payable, in arrears, on the last day of each of March, June, September, and December (each, a “Quarterly Payment Date”), commencing with the Quarterly Payment Date of December 31, 2025;

b.     The unpaid principal balance of this Note shall be payable in equal installments of $100,000 to be paid on each Quarterly Payment Date, commencing with the Quarterly Payment Date of December 31, 2026; and

c.     On  February 22 , 2028 (the “Maturity Date”), the entire remaining outstanding balance of this Note (including, without limitation, all unpaid principal, all accrued but unpaid interest and all unpaid fees, charges, costs and expenses) shall be immediately payable IN FULL.

4.	PREPAYMENT; SETOFF.

a.    The Maker shall have the right, at any time, subject to the Subordination Agreements to prepay all or any portion of the indebtedness evidenced by this Note, without penalty or premium. Any such prepayments shall be applied as follows: first, to all then-accrued but unpaid interest; and then, to the then-outstanding principal balance hereunder in inverse order of maturity.

b.    The Holder hereby acknowledges and agrees that any amounts owing from time to time hereunder by the Maker to the Holder, after written notice to the Holder and expiration of a 30-day cure period, is and shall be subject to the set-off rights of the Maker to the extent provided in the Purchase Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Maker in any manner in the enforcement or any other remedies that may be available to it under the Purchase Agreement. Any amounts set-off shall be applied as follows: first, to all then accrued but unpaid interest, and then, to the then outstanding principal balance hereunder in the direct order of maturity.

5.    SECURITY. If the Maker does not make payment in full of the principal or interest due on any Quarterly Payment Date or the Maturity Date and, in each case, such payment has not been paid in full on or prior to the six (6) month anniversary of such Quarterly Payment Date or the Maturity Date, then the Holder shall receive, and the Maker grants to the Holder, on such six (6) month anniversary a security interest (the “Security Interest”) in all of the property or types of property of the Maker set forth on Exhibit A attached hereto, whether now owned or hereafter created or acquired, wherever located (collectively, the “Collateral”). Unless otherwise defined herein, all terms set forth on Exhibit A which are defined in the Uniform Commercial Code of Delaware (the “Code”) shall have the same meanings herein as are set forth in the Code. The Maker hereby authorizes the Holder to file as a secured party a UCC financing statement evidencing the Security Interest on or after the date of thereof. If a Security Interest is granted, then, upon the payment in full of all amounts due under this Note, the Maker or its respective designees shall be authorized to file UCC termination statements with respect to any such UCC financing statements.

6.           EVENTS OF DEFAULT; ACCELERATION. If any of the following event (“Events of Default”) shall occur:

a.	any failure of the Maker to pay any principal or interest under this Note when and as due hereunder within three (3) Business Days of when and as due hereunder;

b.

the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official or itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the Bankruptcy Code in Title 11 of the United States Code (as amended, modified or replaced from time to time) or any similar Legal Requirement for the relief of debtors (the “Bankruptcy Code”), (iv) take any action or commence any case or proceeding under any Law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other Legal Requirement providing for the relief of debtors, (v) fair to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

c.

any proceeding or case shall be commenced against the Maker, without the application or consent of the Maker, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for all or any substantial part of its assets or (iii) similar relief in respect of it, under any Legal Requirement relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) calendar days; or an order for relief shall be entered in an involuntary case under the Bankruptcy Code against the Maker;

then, and in any such event, so long as the same may be continuing as of the date when written notice is given as set forth herein, and subject in all cases and in all instances to the Subordination Agreement, the Holder may, by a written notice to the Maker, declare all amounts owing with respect to this Note to be, and they shall thereupon forthwith become, immediately due and payable in full without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker; provided, however, that in the event of any Event of Default specified in Section 5(b) or (c) above, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Holder.

Upon the occurrence and during the continuance of an Event of Default specified in Section 5(a) above, subject to the provisions of the Subordination Agreement, the interest rate in effect hereunder may, at the Holder’s election, be increased to a fluctuating default rate (“Default Rate”) equal to two hundred (200) basis points greater than the rate in effect hereunder immediately prior to the occurrence of such Event of Default.

7.          CHANGE OF CONTROL. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon and all other fees, charges, costs and expenses hereunder shall become immediately due and payable, without demand or notice, upon the occurrence of any (a) acquisition of the Maker by one or more third parties by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, reverse merger or consolidation) that would result in the transfer of a majority of the outstanding equity securities of the Maker or a controlling interest in the outstanding voting securities of the Maker to such third parties, or (b) a sale of all or substantially all of the assets of the Maker.

8.           PRESENTMENT, ETC. The Maker hereby waives presentment, demand, protest and notice of presentment, demand, nonpayment and protest.

9.	GOVERNING LAW AND VENUE.

a.    This Note shall be governed by and construed in accordance with the laws of the State of Delaware for all purposes and in all respects, without giving effect to the conflict of law provisions thereof.

b.    Each of the parties to this Note hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware (if a basis for federal jurisdiction exists), in any proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment, and each of the parties to this Note hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in any such state court or, to the extent permitted by Legal Requirements, in such federal court. Each of the parties to this Note agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each of the parties to this Note irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Note in any such state court or in such federal court. Each of the parties to this Note irrevocably waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

10.         AMENDMENTS. Except to the extent expressly set forth herein, any term of this Note may be amended or waived only with the written consent of the Maker and the Holder, and in accordance with the terms of the Subordination Agreement. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Maker, the Holder, each Permitted Transferee and their respective successors.

11.          NOTICES. All Notices required or permitted to be given hereunder shall be in writing and shall be given in accordance with the provisions of Section 11.1 of the Purchase Agreement which is hereby incorporated by reference into this Note.

12.         EXECUTION OF NOTE. This Note may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Note and all of which, when taken together, shall be deemed to constitute one and the same agreement. Counterparts may be delivered by facsimile, electronic mail or other electronic submission (including via DocuSign).

13.         ASSIGNMENT. Holder shall be entitled to assign or otherwise transfer (a “Permitted Transfer”) all or any portion of this Note and its rights hereunder to an Owner (each of such assignees or transferees, a “Permitted Transferee”), on written notice to Maker and, so long as the Senior Indebtedness (as defined in the Subordination Agreement) is outstanding, to the Senior Creditor along with written agreement by Permitted Transferee to become a party to, and be bound by, the Subordination Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Promissory Note to be properly and duly executed and delivered as of the date first above written.

MAKER:

CS PURCHASE HOLDINGS LLC

By:	/s/ Matthew Lipman
Name: Matthew Lipman
Title: Chief Executive Officer

[Signature Page – Subordinated Promissory Note]

EXHIBIT A

COLLATERAL

The following assets of the Maker:

(a)	all Accounts;
(b)	all Chattel Paper;
(c)	all Commercial Tort Claims;
(d)	all Deposit Accounts;
(e)	all Money;
(f)	all Documents;
(g)	all Equipment and Fixtures;
(h)	all General Intangibles;
(i)	all Instruments;
(j)	all Inventory;
(k)	all Investment Property;
(l)	all Letter of Credit Rights;
(m)

all intellectual property, trademarks, trademark licenses, patents, patent licenses, copyrights, copyright licenses, inventions, ideas, URL domain names, discoveries, trade names, domain names, jingles, know-how, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, customer lists and information, databases, internet rights, web sites and web pages and their respective contents, (such as text, graphics, photographs, video, audio and/or other data or information relating to any subject contained therein), e-commerce rights and license applications, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable, trademarkable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, of the Maker; and

(n)	all Proceeds and Products of all of the foregoing.